                                   EXHIBIT 4

                          TENDER AND VOTING AGREEMENT

                          TENDER AND VOTING AGREEMENT

     THIS TENDER AND VOTING AGREEMENT, dated as of April 2, 2001 (this "Agreement"), is entered into by and between 3D Systems Corporation, a Delaware corporation ("Parent"), and Tiger Deals, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Buyer"), on the one hand, and ________________ ("Shareholder"), on the other hand. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

                                   RECITALS:

     WHEREAS, concurrently herewith, Parent, Buyer and Dragon, a Texas corporation (the "Company"), are entering into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which Buyer will make a tender offer (the "Offer") for all outstanding shares of common stock, $0.0002 par value, of the Company ("Company Common Stock") and, after Buyer has accepted tendered shares for payment (the date on which such acceptance occurs, the "Acceptance Date"), the Company and Buyer will be merged together, with the Company as the surviving corporation and an indirect wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS, Shareholder Beneficially Owns (as defined herein) _____________ shares of Company Common Stock (the "Shares"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Buyer have required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     Section 1.  Tender of Shares.
                 ----------------

     (a) Shareholder hereby agrees with Parent and Buyer that Shareholder will, promptly after the date of commencement of the Offer (but in all events not later than ten (10) Business Days thereafter, or if Shareholder has not received the Offer Documents by such time, within two (2) Business Days following receipt of such documents but in any event prior to the Acceptance Date), tender to Buyer or its agent, in accordance with the Offer, all Shares Beneficially Owned by Shareholder on such date (the "Tendered Shares"). Shareholder further agrees to tender to Buyer or its agent promptly after Shareholder's acquisition thereof (but in all events not later than ten (10) Business Days after such acquisition and in any event prior to the Acceptance Date) all other shares of Company Common Stock acquired and Beneficially Owned by Shareholder at any time prior to the Acceptance Date or the date on which the Offer is terminated or expires without Buyer's having accepted shares for payment; all such subsequently tendered Shares shall constitute "Tendered Shares" for all purposes of this Agreement. Shareholder agrees not to withdraw any of the Tendered Shares unless the Offer is terminated or

                                 Exhibit 4 - 1
has expired without Buyer having accepted the Tendered Shares for payment. Shareholder acknowledges and agrees that Buyer's obligation to accept for payment and pay for the Tendered Shares is subject to all the terms and conditions of the Offer. Shareholder hereby permits Parent and Buyer to publish and disclose in the Offer Documents and, if approval of the Company Shareholders is required under applicable Law, any Company Proxy Statement (including all documents and schedules filed with the SEC), if any, its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

     (b) Shareholder will receive the same Offer Price received by the Company Shareholders in the Offer with respect to the Tendered Shares.

     Section 2.  Voting Agreement.
                 ----------------

     (a) Shareholder hereby agrees with Parent and Buyer that, at a meeting of the Company Stockholders, if any, however called, or in connection with any written consent of the Company Shareholders in lieu of a meeting, Shareholder shall vote the Shares Beneficially Owned by Shareholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance of the Transactions, including without limitation voting such Shares in favor of the election to the Company Board and the Board of Directors of each Acquired Subsidiary of each person designated by Parent for nomination thereto pursuant to Section 2.3(a) of the Merger Agreement at any meeting of the Company Shareholders called for the election of directors;
(ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against: (A) any Acquisition Proposal, (B) any change in a majority of the individuals who, as of the date hereof, constitute the Company Board (other than as contemplated by Section 2.3(a) of the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of the Acquired Subsidiaries and any other Person,
(D) a sale, lease, transfer or disposition of any assets of the Company's or any Acquired Subsidiary's business outside the Ordinary Course of Business, or any assets which are material to its business whether or not in the Ordinary Course of Business, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of the Acquired Subsidiaries, (E) any change in the present capitalization of the Company or any amendment of the Company's Organizational Documents, (F) any other material change in the Company's or any Acquired Subsidiary's corporate structure or affecting its business, or (G) any other action which is intended, or is likely, to impede, interfere with, delay, postpone or have a material adverse effect on the Offer, the Merger or any of the other Transactions.

     (b) Shareholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

     (c) For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean Shareholder's having such ownership, control or power to direct the voting with respect to, or otherwise enables Shareholder to legally act with respect to,

                                 Exhibit 4 - 2
such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities Beneficially Owned by Shareholder shall (i) include securities Beneficially Owned by all other Persons with whom Shareholder would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act, and (ii) exclude, until their issuance, any Shares issuable upon exercise of options held by Shareholder.

     Section 3.  Shareholder Capacity.  Parent and Buyer acknowledge and agree
                 --------------------
that Shareholder executes and delivers this Agreement solely in his capacity as the record holder and beneficial owner of his Shares and no provision of this Agreement shall limit or otherwise restrict Shareholder with respect to any act or omission that Shareholder may undertake or authorize in his capacity as an officer of the Company or a member of the Company Board, including, without limitation, any vote that Shareholder may make as a director of the Company with respect to any matter presented to the Company Board.

     Section 4.  Grant of Irrevocable Proxy; Appointment of Proxy.
                 ------------------------------------------------

     (a) Shareholder hereby irrevocably grants to and appoints Parent as Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote the Shares to approve and vote in favor of the Offer, the Merger Agreement and the other Transactions, against any Acquisition Proposal and otherwise as contemplated by Section 2.

     (b) Shareholder represents that any proxies heretofore given in respect of the Shares are revocable, and that any such proxies are hereby revoked.

     (c) Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked until the termination of this Agreement pursuant to
Section 11. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Shareholder shall execute and deliver to Parent any proxy cards that Shareholder receives to vote in favor of the consummation of the Merger. Parent shall deliver to the Secretary of the Company any such proxy cards received by it at any meeting called to approve the consummation of the Merger.

     Section 5.  Waiver Of Appraisal Rights.  Commencing on the date hereof and
                 --------------------------
continuing until the termination of this Agreement, Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any of the Transactions that Shareholder or any other Person may have by virtue of the ownership of any Shares.

     Section 6.  Spousal Consent.  If Shareholder is or may be subject to the
                 ---------------
community property laws of any state or other jurisdiction, Shareholder will use best efforts to cause his/her spouse to execute an acknowledgment and consent consenting to and agreeing to the transactions

                                 Exhibit 4 - 3
contemplated by this Agreement. Such consent will survive until the termination of this Agreement pursuant to Section 11 hereof.

     Section 7.  Other Covenants, Representations and Warranties.  Shareholder
                 -----------------------------------------------
hereby covenants, represents and warrants to Parent and Buyer as follows:

     (a) Ownership of Shares. Shareholder is the Beneficial Owner of all the Shares. On the date hereof, the Shares constitute all of the Shares Beneficially Owned by Shareholder. Shareholder has voting power with respect to the matters set forth in Section 2(a) hereof with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

     (b) No Other Rights. There are no outstanding options, warrants or rights to purchase or acquire the Shares.

     (c) Power; Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any Contract or any Order to which Shareholder is a party or is subject including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding obligation on Shareholder Enforceable in accordance with its terms.

     (d) No Conflicts. Other than in connection with or in compliance with the provisions of the Merger Agreement or the Exchange Act, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Shareholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance or claim upon any of the properties or assets of Shareholder under,
(i) the Organizational Documents of Shareholder, if any, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Shareholder is a party or by which its properties or assets are bound.

     (e) Restriction on Transfer, Proxies and Non-Interference. Except as expressly contemplated by this Agreement or the Merger Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Shareholder from performing any of Shareholder's obligations under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, Shareholder

                                 Exhibit 4 - 4
shall have the right to transfer Shares to (i) any Family Member (as defined below), (ii) the trustee or trustees of trust for the benefit of Shareholder and/or one or more Family Members and/or charitable organizations, (iii) a partnership of which Shareholder and/or Family Members owns a majority of the partnership interests, (iv) a limited liability company of which Shareholder and/or any Family Members owns a majority of the membership interests, (v) the executor, administrator or personal representative of the estate of Shareholder,
(vi) any guardian, trustee or conservator appointed with respect to the assets of Shareholder; (vii) any wholly owned subsidiary or Affiliate of Shareholder, as applicable; or (viii) as a dividend or distribution to any partner, shareholder or member, as applicable, of Shareholder; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms of this Agreement, or terms substantially identical thereto. "Family Member" shall have the meaning ascribed to "Related Parties" under Section 672(c) of the Internal Revenue Code of 1986, as amended.

     (f) Other Potential Acquirors. Shareholder shall immediately cease any currently ongoing discussions or negotiations with any other Persons with respect to any Acquisition Proposal. Shareholder shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any Person or group (other than Parent and/or any designees of Parent and Buyer) concerning any Acquisition Proposal. Shareholder shall promptly (and in any event within one Business Day after becoming aware thereof) (i) notify Parent in the event the Shareholder receives any proposal or inquiry concerning an Acquisition Proposal, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information in connection with a potential Acquisition Proposal, (ii) provide a copy of any written agreements, proposals or other materials Shareholder receives from any such person or group (or its representatives), and (iii) advise Parent from time to time of the status, at any time upon Parent's request, and promptly following any developments concerning the same. The provisions of this Section 7(f) shall be applicable to Shareholder solely in Shareholder's capacity as a shareholder of the Company and nothing contained in this Section 7(f) shall preclude Shareholder, in Shareholder's capacity as a director or officer of the Company, from taking any action permitted under Section 6.4 of the Merger Agreement.

     (g) Reliance by Parent and Buyer. Shareholder understands and acknowledges that Parent and Buyer are entering into the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

     (h) No Finder's Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

     Section 8.  Representations and Warranties of Parent and Buyer.  Parent and
                 --------------------------------------------------
Buyer hereby, jointly and severally, represent and warrant to Shareholder as follows:

     (a) Organization. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                                 Exhibit 4 - 5

     (b) Power; Binding Agreement. Each of Parent and Buyer has the requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance by Parent and Buyer of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly and validly authorized by the respective Boards of Directors of Parent and Buyer and no other corporate or other action or proceedings on the part of Parent and Buyer are necessary to authorize the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Buyer and constitutes a valid and binding obligation on Parent and Buyer Enforceable in accordance with its terms.

     (c) No Conflicts. Other than in connection with or in compliance with the provisions of the Merger Agreement or the Exchange Act, no material authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Parent and Buyer of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance or claim upon any of the properties or assets of Parent or Buyer under (i) the organizational documents of Parent or Buyer or
(ii) any provision of any material note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which Parent or Buyer is a party or by which their properties or assets are bound.

     Section 9.  Representations and Warranties of Parent and Buyer. Each of
                 --------------------------------------------------
Parent and Buyer hereby represent and warrant to Shareholder that the Offer, the Offer Documents and the Transactions will comply in all material respects with the provisions of applicable federal securities laws. Parent and Buyer further represent that the Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Buyer with respect to information supplied by an Acquired Entity for inclusion in the Offer Documents.

     Section 10.  Stop Transfer.  Shareholder agrees with, and covenants to,
                  -------------
Parent and Buyer that Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     Section 11.  Termination.  Shareholder's covenants and agreements contained
                  -----------
herein with respect to the Shares shall terminate upon the earliest to occur of:
(a) the termination of the Merger Agreement in accordance with its terms and (b) the Acceptance Date. Upon the

                                 Exhibit 4 - 6
termination of this Agreement, this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto, except
(i) that the provisions of this Section 11 and the provisions of Section 12 shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability for any intentional breach hereof committed prior to the termination of this Agreement.

     Section 12.  Miscellaneous.
                  -------------

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of any Shares shall pass, whether by operation of Law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided further that such assignment shall not relieve Parent of its obligations hereunder if such subsidiary shall fail to perform such obligations in accordance with the terms of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be Enforceable by the parties and their respective successors and assigns.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth below using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth below:

                                 Exhibit 4 - 7

If to Parent and after Closing to the  Acquired Entities:
            c/o 3D Systems Corporation
            26081 Avenue Hall
            Valencia, CA 91355
     Attn:  Chief Financial Officer

     Fax:   (661) 294-7966

     Copy to (which will not constitute notice):

     Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     Attn:  Julie M.  Kaufer, Esq.
            2029 Century Park East, Suite 2600
            Los Angeles, CA 90067
     Fax:   (310) 229-1001

     If to the Company and before Closing to the Acquired Entities:

            DTM Corporation
            1611 Headway Circle,
            Building 2
            Austin, Texas 78754

     Attn:  _______________

     Fax:   (512) 339-0634300


     Copy to (which will not constitute notice):
     Brobeck, Phleger & Harrison, LLP
     Attn:  J. Matthew Lyons, P.C.
            4801 Plaza on the Lake
            Austin, Texas 78746

     Fax:   (512) 330-4001

     If to the Shareholder, to the address set forth under Shareholder's signature on the signature page, and in the case of Proactive finance Group,
LLP:

     Copy to (which will not constitute notice):
     Locke Liddell & Sapp
     Attn:  Curtis Ashmos, Esq.
            100 Congress Avenue
            Suite 300
            Austin, TX 78701

                                 Exhibit 4 - 8

     (f) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a Governmental Entity, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties agree that the Governmental Entity, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

     (g) Specific Performance. Each party hereto acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each party hereto agrees that the other parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Subsection (k) below, in addition to any other remedy to which they may be entitled, at Law or in equity.

     (h) Further Assurances. From time to time, at a party's request and without further consideration, the other party shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (k) Governing Law. This Agreement and the performance of the obligations of the parties will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law principles.

     (l) WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

                                 Exhibit 4 - 9

     (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     (n) Descriptive Headings. The descriptive headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.


                         [Signatures on following page]

                                 Exhibit 4 - 10

     IN WITNESS WHEREOF, Parent, Buyer and Shareholder have executed and delivered this Agreement as of the day and year first above written.

                            3D SYSTEMS CORPORATION, a Delaware corporation


                            By: _____________________________
                            Name:  Brian K. Service
                            Title:  President and Chief Executive Officer


                            TIGER DEALS, INC., a Delaware corporation


                            By: ______________________________
                            Name:  Brian K. Service
                            Title:  President and Chief Executive Officer


                            SHAREHOLDER


                            _________________________________
                            Name:
                            Address for Notices to Shareholder


                            _________________________________

                            _________________________________
                            Facsimile:

                                 Exhibit 4 - 11